Exhibit 10.4

TECHNOLOGY LICENSE AGREEMENT FOR APPLICATIONS
IN THE PULP & PAPER INDUSTRY

BY AND BETWEEN:

FIRST AMERICAN SCIENTIFIC CORP., a company duly constituted under the laws of Canada, having its head office and principal place of business at 100 Park Royal, Suite 811 West Vancouver, British Columbia, V7T 1A2, and duly represented for the purposes herein by its chairman, Cal Kantonen,

(Hereinafter referred to as Licensor)

PARTY OF THE FIRST PART

ALTERNATIVE GREEN ENERGY SYSTEMS INC., a company duly constituted under the laws of Canada, having its head office and principal place of business at 20201 Clark-Graham Avenue, Baie D'Urfe, Quebec, H9X 3T5 and duly represented for the purposes herein by its President, William B. Barber,

(Hereinafter referred to as Licensee)

PARTY OF THE FIRST PART

WHEREAS Licensor is now and has been in the business of bringing technological solutions to a wide variety of environmental problems and more particularly, the areas of materials reduction, waster reduction and global recycling;

WHEREAS Licensor has developed and is the owner of material reduction technology and know- how referred to herein as the "Licensor's Technology" which is patented in a number of countries;

WHEREAS Licensee is desirous of profiting by using the Licensor's information and data with regard to Licensor's Technology and of securing a license from the Licensor to use the Licensor's Technology for the design and manufacture, use and sale of KDS machine to be used in the Pulp and Paper Industry for dewatering and disintegrating (micronization) of pulp and paper sludges and hog fuel.

WHEREAS Licensee has the capability of further developing and advancing Licensor's Technology in the pulp and paper industry resulting in the manufacture of micronizing machines capable of large production volume reaching economically viable levels to process hog fuel and pulp and paper sludges to be used by the pulp and paper industry;

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto to be faithfully performed as hereinafter specified, the parties hereto hereby covenant and agree as follows:

  PREAMBLE/RECITALS/DEFINITIONS

  1.1     The preamble and recitals described at the beginning of this agreement shall form an integral part of this agreement as if recited at length herein;

  1.2     The following terms shall have the following meanings, unless the context implies otherwise:

  1.2.1     "Pulp & Paper Applications: shall mean that application of Licensor's Technology using a KDS Pulp Machines, that consists of the creation of a process to disintegrate and dewater pulp and paper sludge or hog fuel to be used by pulp and paper mills, and in the design and manufacture of a large scale KDS Pulp Machine for that purpose.

  1.2.2     "Hog Fuel" shall mean wet bark, wet wood chips, green forestry waste board waste from cardboard processes, and liner pressed boards when used in the pulp and paper industry.

  1.2.3     "KDS Micronizing Machine" shall mean that micronizing machine as it exists at the date of execution of the Agreement.

  1.2.4     "KDS Pulp Machine" shall mean that large scale KDS Micronizing machine, as adapted by Licensee for processing hog fuel or pulp sludge specifically for Applications in the Pulp & Paper industry.

  1.2.5     "Know-How" shall mean all technical information concerning the KDS Micronizing machine ad its operation including trade secrets developed by Licensor or, the Licensee pursuant to this agreement.

  1.2.6     "Licensor's Technology" shall mean all information and rights concerning the KDS Micronizing machine, its patents, and the Know-How.

  1.2.7     "Patents" shall mean those patents, the list of which appears in Schedule A attached hereto.

  1.2.8     "Territory" shall mean the following:

  a)     Canada, United States of America, the countries comprised in the European economic Community ("EEC") and the United Kingdom;

b)     Norway, Sweden, Finland, and Denmark upon registration of the Patents in each country.

c)     Any Pulp and Paper mill situated in a country not listed at subparagraphs a) and b) above, if it is owned by an existing customer of the Licensee who has already purchased a KDS Pulp machine in the territory, unless, at the time of the proposed sale, the Licensor has already granted rights in that country to another party which would conflict with this provision.

d)     In the event of a conflict arising from a sale as contemplated in 1.2.8 c) above, satisfactory arrangements and compensation to the rights holder in that country must be made directly between the Licensee and the rights holder prior to the closing of any sale therein.

  GRANT/TERM

  2.1     Licensor hereby agrees to grant and does hereby grant to the Licensee the exclusive right to use the Licensor's Technology in the Territory for the "Pulp and Paper Applications" in general and more particularly with regard to the Patents and Know-How for the design and manufacture, sale, operation and use of KDS Pulp machines for a period of twenty (20) years computed by the date of signing of this document,

  2.2     As a material part of this grant, the Licensee has agreed to purchase the KDS machine currently in its possession as agreed within one year of the date of signing this document. Should payment not be made in the one year allotted time frame licensor may remove the KDS 250 machine and terminate this AGES KDS Technical License Agreement

  2.3     The Licensor may, at its sole discretion, and upon the receipt of a written request from the Licensee, permit the licensee to sell a KDS Micronizing machine on a case-by-case, non-exclusive bases to a specified customer for an application not covered by this license. If permitted, the Licensee will pay a mutually agreed additional compensation to the Licensor.

  OBLIGATIONS OF LICENSOR

  3.1     On the date of execution of this agreement, Licensor agrees to supply Licensee with drawings and technical information, including to the extent available: all drawings necessary for the production, including drawings of each part, drawings of assembled products, and drawings of jigs, tools, testing, and inspection apparatus; data necessary for working, including processes, bills of materials, working hours and tolerances with regard to Licensor's Technology and Licensor's KDS Micronizing machine.

  3.2     It is understood and agreed that drawings and technical data described at subparagraph 3.1 will be furnished by Licensor to Licensee without payments to Licensor other than those herein specified.

3.3     In furtherance of the program for development of Licensor's Technology for Licensee, Licensor grants to the Licensee permission at any time to send at Licensee's expense, a reasonable number of technicians for a reasonable time, to Licensor's plant to obtain any instructions or information which Licensee may reasonably require to enable Licensee to use Licensor's Technology. Licensor shall, if requested by Licensee, send one of the Licensor's technicians to Licensee's plant, at such time and for such period as may be agreed, at Licensee's expense. Also, Licensor, upon request of Licensee, shall provide its best cooperation in Licensee's purchase of any parts necessary for production at Licensee's expense. The cost of any such parts and testing will be at the expense of Licensee.

3.4     Licensor shall furnish literature, mats of artwork and advertising films, slides, and other promotional and training materials to Licensee at cost.

3.5     Licensor shall permit throughout the life of this agreement the non-exclusive use by Licensee of the trademark KDS Micronex owned and duly registered by Licensor in the Territory as more fully described in Schedule B.

  OBLIGATINS OF LICENSEE

  4.1     Licensee agrees to use reasonable commercial efforts to exploit Licensor's Technology to the greatest extent possible throughout the Territory.

  4.2     Licensee agrees that it will not do or permit ay act or thing whereby any of the rights granted herein or the proprietary rights to use any trademark, trade name, or design of the Licensor may be endangered an that it will not claim any propriety interest in the rights granted herein or the trademark KDS Micronex except as a licensee and then only during the life of this agreement. Licensee, if at any time required, shall execute any and all proper papers necessary to the protection of these rights and the KDS trademark.

  4.3     Licensee agrees to keep all technical information, drawings, specifications, manufacturing instruction, and other information relating to Licensor's Technology, as strictly confidential and will provide copies of the Licensor of all information, documents, drawings, programs, instructions and specifications regarding improvements, design changes and advancements made to the KDS machine by the Licensee upon request. Licensee will not communicate, without the written consent of

Licensor first obtained, the same to anyone except to its employees, authorized agents or representatives, and to the extent necessary for the proper exploitation of Licensor's Technology in accordance with the provisions of this agreement.

4.4     Licensee agrees to sell at least one KDS Pulp machine each year or, in the absence of such sale, remit an amount as agreed to the Licensor failing which Licensor may terminate this agreement.

  ROYALTIES

  5.1     In consideration of the license herein granted, Licensee hereby agrees to make unto Licensor payments as agreed for each KDS Pulp or Micronizing machine sold by Licensee.

  5.2     Licensee agrees that it will at all times during the existence of this agreement keep accurate books of account and other record in which will be entered all details relating to the manufacture and sale of KDS Micronizing or and KDS Pulp machines, including the names and addresses of each purchaser. Licensee agrees that these books of account and other records will be kept in accordance with generally accepted accounting principles in existence and carefully preserved for at least ten (10) years.

  5.3     Licensee agrees that it will furnish to Licensor a written statement within thirty (30) days following the close of each fiscal quarterly period showing the amount of periodic royalties due for the corresponding period. The statement will be broken down to show sales of Licensee's KDS Micronizing machines and KDS Pulp machines and names and addresses of customers to whom sold. Licensee further agrees to pay to Licensor within ten (10) days the royalties described at subparagraph 5.1 computed from the date of payment of invoice by customer, or on a pro-rata basis if the invoice is being paid by installments.

  5.4     Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and make copies of Licensee's books of account, for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder. The cost of such inspection will be borne by Licensor.

  5.5     The parties hereby agree that no payment of royalties shall be made by Licensee to Licensor unless all of the following conditions are met:

  5.5.1     Licensee has positive cash flow resulting from the operations.

  5.5.2     Any payment of royalties will not result in an overdraft of the available cash balance of Licensee;

  WARRANTIES AND REPRESENTATIONS

  6.1     Licensor hereby represents and warrants that it has the full and sole right to enter into this agreement with the Licensee and it is the sole and exclusive owner of the Licensor's Technology and all Patents, and has the right to license the "Know-How";

  6.2     Licensor warrants that as of the date of execution of this agreement, there is en effect no license for the Pulp and Paper Applications granted by it to any other person on entity, worldwide, covering the Licensor's Technology

  6.3     Licensor hereby represents and warrants that there are no current and subsisting liens, hypothecations, charges, security interests or other encumbrances on or affecting the Licensor's Technology;

  6.4     Licensor hereby represents and warrants that there are no current claims by third parties relating to the Licensor's Technology in the Pulp and Paper Application, the Licensor is not aware of any violations, infringements or misappropriations of any third party's rights by the Licensor's Technology;

  6.5.     Licensor hereby represents and warrants that the Patents are in good standing.

  6.6.     The Licensor does not warrant that the Patents as they relate to Licensor's Technology are valid.

  INFRINGEMENT

  7.1     The Licensee hereby undertakes to promptly notify the Licensor of any notice and claim of infringement or of any action for infringement of patents brought against I by a third party and based upon the use of the Licensor's Technology by the Licensee as permitted hereunder.

  7.2     In the event of any action for infringement of intellectual property rights brought against the Licensee by a third party based upon a claim that the use of an invention claimed by Licensor's patent as they relate to Licensor's Technology results in infringing a third party patent right (the "Action for Infringement"), the Licensee shall have the right to suspend the payment of royalties in respect of sales made in the jurisdiction in which the Action for infringement has been instituted and place the amount of such royalties in escrow until final judgment or until judgment from which the period to file an appeal has expired. In the event the Action for infringement is dismissed, all royalties placed by the Licensee in escrow, including any accrued interest, shall be paid forthwith to the Licensor. If, on the other hand, the Action for infringement is allowed, then the Licensee shall be entitled to deduct from any royalties placed by it in escrow the amount of any costs, expenses and damages resulting from such claim and royalties paid or to be paid to such third party and, at its option, terminate this agreement forthwith a far as that jurisdiction is concerned.

  7.3     Each party shall promptly advise the other in writing of any acts of infringement of the Licensor's Technology ad relating patents by a third party. The Licensee may institute and prosecute any proceedings to restrain infringement or defend declaratory judgment actions relating to any rights of the parties in respect of the Licensor's Technology. The Licensor may participate in such proceedings or actions, upon notice to the Licensee to that effect. In addition, if requested by Licensee and necessary to prosecute the proceedings or action, the Licensor agrees to be made party to any such proceedings or action, at Licensee's expense (unless Licensor is willing to fund the costs of its participation). It is understood and agreed that any financial settlement resulting from such a lawsuit shall be divided between the Licensee and the Licensor according to the division of the legal costs of such action. For example, if the Licensor pays 25% of the legal costs, then the Licensor would receive 25% of any settlement from the third party. It is understood and agreed that the Licensor retains the right to provide any percentage between 0% and 50% of the legal costs for such an action. If the Licensee elects to not take any legal action against an infringing third party, then the Licensor has the right but not the obligation to take such legal action an, in such a case, the Licensor would pay all legal costs and would retain the entire amount of any settlement obtained from such a third party.

  INDEMNIFICATION

  8.1     The Licensee agrees to hold harmless and indemnify the Licensor and its directors, officers, employees and agents from an against and all lost suffered or incurred by any one or more of them as a direct result of, based upon or arising in connection with any use, distribution, marketing, sale of licensing of the Licensor's Technology by the Licensee.

  8.2     The Licensor agrees to hold harmless and indemnify the Licensee and its directors, officers employees and agents from and against and all lost suffered or incurred by any of or more of them as a direct result of, based upon or arising in connection with any misrepresentation or breach of warranty made or given by the Licensor herein.

  8.3.     In no case shall either of the parties, its officers, directors, representatives, employees, agents and affiliates be liable to the other party for indirect or consequential damages of any kind, including any economic loss or damage to property and loss of profits in any circumstances, except for amounts awarded to third parties for which the other party is obligated to indemnify hereunder.

  CONFIDENTIALITY OBLIGATIONS

  9.1     During the term of this agreement, Licensor and Licensee shall keep confidential any of the other party's documents, technical knowledge and know-how pertaining to the Licensor's Technology and any improvements thereof by Licensee, unless otherwise agreed in writing. Licensor and Licensee shall oblige their employees within the scope of legal possibilities to maintain such confidentiality.

  9.2     Licensor and Licensee agree that the confidentiality provisions shall survive termination of this agreement.

9.3     Licensor and Licensee agree that the confidentiality requirements shall not apply to any information which (a) has become or becomes available to the public through no fault of the recipient, or (b) is of record in the files of the recipient at the time of disclosure, or (c) was or is received by recipient from any third party which has the legal right to disclose it.

9.4     The parties acknowledge and represent that the confidentiality clause provided for in this agreement is entirely reasonable and is necessary to protect their respective legitimate interests. Should a tribunal rule that the foregoing confidentiality undertaking is unreasonable as to its duration, the parties hereby expressly agree to grant the tribunal the necessary powers to reduce such duration to a level it shall deem reasonable rather than declare null such confidentiality clause. In such an eventuality, the provisions of this confidentiality clause shall be deemed to have been amended by the parties retroactively to the date of signature of this agreement and the confidentiality undertaking so amended shall be ipso enforceable against the parties.

  TERM AND TERMINATION

  10.1     Either party may terminate this agreement if:

  a)     the other party files a petition in bankruptcy or makes a general assignment for the benefit of its creditors, or otherwise acknowledges insolvency or be adjudged bankrupt;

  b)     the other party commits a material breach of this agreement, including without limiting the foregoing, and such breach is not cured within fifteen (15) days after being given notice by the other party. For purposes of clarification, "material breach" shall include without limitation any failure to pay royalties or other payments when due under this agreement.

  NOTICE

  11.1     Any notice or other written communication required or permitted to be given by a party under this agreement will be considered delivered five (5) business days after the notice has been mailed by certified mail addressed to the attention of the other party's designated contact identified in this agreement or in any addendum.

  11.2     The notices shall be sent to the following contacts:

LICENSOR	LICENSEE

Mr. Cal Kantonen	Mr. William E. Barber
FIRST AMERICAN SCIENTIFIC CORP.	ALTERNATIVE GREEN ENERGY
811-100 Park Royal South	SYSTEMS INC.
West Vancouver, B.C.	20201 Clark-Graham Avenue
V7T 1A2	Baie D'Urfé, Québec H9X 3T5

Tel: (604) 913-9035	Tel: (514) 695-6775
Fax: (604) 925-1118	Fax: (514) 695-1513

  ADVICE OF COUNSEL, GOOD FAITH AND FAIR CONSIDERATION

  12.1     Each of the parties hereto has received the advice of independent legal counsel or has had the opportunity to receive such advice by counsel, prior to signing this agreement. Each of the parties hereto acknowledges that no other party or agent or attorney of any party has made a promise, representation not contained herein concerning the subject matter herein to induce the other party to execute this agreement.

  12.2     Each of the parties hereto acknowledge and declares that this agreement was freely negotiated by it in good faith, that the agreement does not constitute a contract of adhesion, that there was no exploitation or either party by the other, and that there is no serious disproportion between the consideration provided by the Licensor and the Licensee.

  GOVERNING LAW

  13.1     This agreement and all documents ancillary hereto, and the obligations of the parties hereto shall be governed by and construed in accordance with the laws applicable in the Province of Quebec and the laws of Canada applicable therein, excluding any conflicts of law dispositions.

  NON-AGENCY RELATIONSHIP

  14.1     The parties are independent of one another, and this agreement does not give either party the right to bind the other to any obligations, or to assume or to incur any obligation on behalf of or in the name of the other party. This agreement shall not be interpreted to make one party a partner, employee, agent or other representative of the other for any purpose. Each party shall use its own name when soliciting, negotiating and completing contracts, so that the transaction indicates that it is acting on its own behalf and not for the other party.

  WAIVER

  15.1     No party shall be deemed to have waived its right to enforce any obligation of the other party under this agreement unless the waiver is in writing signed by the waiving party. If a party does not exercise a right under this agreement, or does not require full performance by the other party, or accepts payment by the other party, that shall not be construed as a waiver by either the party of any right under this agreement. To be effective, a waiver by a party of a right under this agreement must be in writing, but no such waiver shall constitute a waiver of rights regarding any such breach or any subsequent similar breach of this agreement.

  ESCALATION OF DISPUTES

  16.1     Should any dispute or difference arise between Licensee and Licensor either during this agreement of after termination of this agreement as to any matter arising out of or as a result of this agreement, except to the extent that an equitable remedy is sought or circumstances clearly indicate that the time required for the process set forth in this subparagraph would cause irreparable harm to a party, either party shall first give to the other party notice in writing of such dispute or difference and at the expiration of fifteen (15) days unless it shall have been settled, such dispute or difference shall be referred to the Licensee's President and Licensor's Chairman for resolution. If within an additional fifteen (15) days such dispute shall not have been settled, then the parties shall have the right to pursue arbitration as set forth in Section 17 below.

  ARBITRATION

  17.1     Any dispute which arises in the course of or following the performance of the present contract will be definitively settled under the auspices of The Québec National and International Commercial Arbitration Centre, by means of arbitration and to the exclusion of courts of law, in accordance with its General Commercial Arbitration Rules in force at the time this contract is signed and to which the parties declare they have adhered. If the parties so choose, they might opt for the arbitration on-line offered by the Centre for a more expeditious settlement.

  17.2     The arbitrator should be perfectly fluent in the English language and does not have to be chosen from the list of the Centre.

  SUCCESSORS AND ASSIGNMENTS

  18.1     Without the prior written consent of each party, neither party shall transfer, assign, sell, contract out, or encumber any of the rights granted under this agreement in any manner whatsoever, or license to any third party any of the Licensor's Technology outside of the Pulp and Paper Applications.

  18.2     The licenses granted to the Licensee are personal to the Licensee and may not be assigned nor may sublicenses be granted.

  18.3     The Licensor retains the right to exclusively or non-exclusively license to any third party any of the Licensor's Technology outside the Pulp and Paper Application and nothing in this agreement is intended to restrict the Licensor from pursuing the normal course of its business.

  18.4     This agreement shall inure to the benefit of and bind the parties and their successors and permitted assigns.

  HEADINGS, GENDER, ETC.

  19.1     The use of all headings and the division of this agreement into sections are only for the convenience of the reader, and shall not affect the legal interpretation of this agreement. As used in this agreement, the singular number includes the plural and vice versa, use of a particular gender includes all other genders and the word "person" includes and individual, a partnership, a trust, a personal representative, a body corporate and politic, the Crown and any Crown representative, an association and any other incorporated or unincorporated organization or entity.

  ENTIRE AGREEMENT

  20.1     This agreement is the entire agreement and understanding between the parties regarding its subject matter, and supersedes all previous agreements and understandings between the parties regarding its subject matter. No party is relying on any representation, warranty, condition, inducement, promise or other assurance (express or implied, oral or written, statutory or otherwise), which may have been made previously by another party concerning this agreement and its subject matter, unless it is specifically stated in this agreement.

  20.2     This agreement may only be amended by a written agreement between the parties.

  SEVERABILITY

  21.1     Each provision of this agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provisions of this agreement is null or unenforceable shall in no way affect the validity of the other provisions of this agreement or the enforceability thereof. Notwithstanding the above, such invalid provision shall be interpreted, to the extent possible, so as best to reasonably effect the original intent of the parties.

  LANGUAGE

  22.1     The parties have specifically agreed that this agreement as well as other documents relating to this agreement, including notices, be written in English only. Les parties aux présentes se sont expressément entendues que la présente convention de meme que tous les documents, y compris tout avis s'y rattachant, soient rédigés en anglais seulement.

The parties hereto have executed this agreement on thisday of

FIRST AMERICAN SCIENTIFIC CORP.

Per.	CALVIN KANTONEN
Name: C.I. (Cal) Kantonen, CGA
Title: Chairman

ALTERNATIVE GREEN ENERGY
SYSTEMS INC.

Per.	WILLIAM E. BARBER
Name: William E. Barber
Title: President